Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers – Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in theStatement of Additional Information in Post-Effective Amendment No. 71 to the Registration Statement (Form N-1A, No. 2-86966) of Morgan Stanley U.S. Government Securities Trust and to the incorporation by reference of our report, dated February 27, 2020, onMorgan Stanley U.S. Government Securities Trustincluded in the Annual Report to Shareholders for the fiscal year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 29, 2020